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                                                                     EXHIBIT 8.1

                        [LETTERHEAD OF ALSTON & BIRD LLP]

                                 March 23, 2001

IRT Property Company
200 Galleria Parkway
Suite 1400
Atlanta, GA 30339

Ladies and Gentlemen:

         This opinion is given in connection with the public offering by IRT Property Company (the "Company") from time to time of up to $100,000,000 aggregate principal amount of Medium Term Notes unconditionally guaranteed by the Guarantors (as defined below) as to the payment of principal, premium, if any, and interest (the "Securities") pursuant to the terms of the Indenture, dated as of September 1998 with respect to Senior Debt Securities (as amended and supplemented, the "Indenture") and the Agency Agreement, dated as of March 23, 2001 (the "Agency Agreement"), by and among the Company, as issuer, and Credit Suisse First Boston Corporation and Wachovia Securities, Inc. (individually, an "Agent" and collectively, the "Agents"), and each of IRT Partners, L.P., a Georgia limited partnership ("IRT Partners"), IRT Capital Corporation II, a Georgia corporation ("IRTCCII"), IRT Management Company, a Georgia corporation ("IRT Management"), and IRT Alabama, Inc., an Alabama corporation ("IRT Alabama," and, together with IRT Partners, IRTCCII and IRT Management, the "Guarantors"). The Securities have been registered under the Company's Registration Statement on Form S-3 (File No. 333-53638) (the "Registration Statement"), and will be offered by the Prospectus and the Prospectus Supplement which will be filed pursuant to SEC Rule 424(b) with respect to the Securities (collectively, such Prospectus and Prospectus Supplement are called the "Prospectus").

         We have acted as counsel to the Company in connection the offering of Notes and the Prospectus. This opinion letter is based on the Internal Revenue Code of 1986, as amended, the Treasury Regulations issued thereunder and administrative and judicial interpretations thereof, in each case, as in effect and available on the date hereof. We assume that the obligations contained in the Notes, the Agency Agreement and described in the Prospectus Supplement will be performed in accordance with the terms described therein.

         Based on the foregoing and subject to the assumptions, qualifications and limitations contained therein, we are of the opinion that although the discussion set forth in the Prospectus Supplement under the heading "Certain United States Federal Income Tax Considerations" does not purport to discuss all possible United States federal income tax consequences of the purchase, ownership and disposition of the Notes, such discussion constitutes, in all material respects, a fair and accurate summary of the principal United States federal income tax consequences of the purchase, ownership and disposition of the Notes.

         We have not considered and render no opinion on any aspect of law other than as expressly set forth above.

         We hereby consent to the incorporation by reference of this opinion into the Registration Statement. We further consent to the reference to our firm under the heading "Legal Matters" in the Prospectus Supplement.



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                                    Very truly yours,

                                    ALSTON & BIRD LLP

                                    By:  /s/ Charles W. Wheeler
                                        -----------------------
                                          A Partner